Exhibit 99.1

One Horizon Aishuo App Surpasses 10 million Downloads in China in First Eight Months

App on target to exceed 2-year goal of 15 million subscribers

LIMERICK, IRELAND--(October 29 2015) - One Horizon Group, Inc. (NASDAQ: OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses a bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, announced today that its Aishuo App has achieved over 10 million downloads since its launch in late February 2015, and is well on the way to reaching its 24 month stated goal of 15 million users.

One Horizon believes the number of downloads indicates the rapid growth of Aishuo network and possibility of it becoming a base model communication platform for Chinese users because of its technology advancements and underlying value.

Mobile VoIP services are heavily geared towards free calls for users. Aishuo not only offers free app-to-app calls but also allows its subscribers to purchase call credit to call landlines or mobile phones, local or internationally. Its upgraded solution offers seamless 3G to Wi-Fi calls to enable users stay connected in walk and talk. It also allows users to place low cost calls while on the move by delivering a ten times less bandwidth VoIP call over wireless networks such as 3G and 4G. The users of Aishuo can save on data charges where applied, while continuing to have higher call quality in app  or  to landline/mobilephone.

One Horizon Group CEO Brian Collins noted, “At this very early stage in our lifecycle, we are demonstrating that there is a sustainable, expanding business model in deploying a smartphone app to people that want low priced mobile VoIP calls using our unique, and patent protected, high quality voice technology. We are also encouraged to see early revenues in a space which is typically dominated by free app-to-app calls. We provide all the free services as well, but also deliver a way to drive revenues in ‘low cost calling while mobile’ for when we need to call someone that is not another smartphone app user. We look forward to reporting our final revenue numbers for the quarter in November and Aishuo’s effect on our overall bottom line.”

Aishuo supports all major Chinese mobile payment platforms including China UnionPay, Apple In-App Purchases, Alibaba’s Alipay and Tencent’s Wechat Wallet providing subscribers with convenient options to purchase call credit.

Downloads of the Aishuo retail App are available on  the Apple iTunes and 20 Chinese Android App stores including Baidu, Tencent, 360.CN and Xiaomi. The Aishuo rollout to Chinese smartphone users commenced in late February 2015 and the Company is seeking to acquire 15 million new subscribers over a two-year period with a view to leverage this user base to achieve industry average revenues per user (ARPU) for similar social media, mobile advertising and mobile VoIP apps.

Aishuo is available as a FREE download in over 25 App stores including Apple iTunes, Baidu 91.com and Baidu.com, the Tencent App store MyApp.com, 360 Qihoo store 360.cn and Xiaomi on mi.com.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group | President – MZ North America
Direct:  760-755-2716
Mobile: 858-204-5055
thaberfield@mzgroup.us
www.mzgroup.us